EXHIBIT 23(b)


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
American Union Bank

We consent to the inclusion of our report dated February 3, 1994, except as to notes 1(j) and 15, which are as of April 28, 1994, with respect to the statements of condition of American Union Bank as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the Proxy Statement/Prospectus, and we consent to the reference to our Firm under the heading "Experts" in the Proxy Statement/ Prospectus.

Our report refers to a change in accounting for income taxes as of January 1, 1993.



                                                         KPMG PEAT MARWICK LLP



Short Hills, New Jersey
December 19, 1994